Exhibit 99.1

TOREADOR PROVIDES UPDATE ON OPERATIONS OFFSHORE TURKEY

DALLAS, TEXAS – (July 20, 2006) – Toreador Resources Corporation (NASDAQ: TRGL) today provided an operational update on its joint venture with TPAO (the Turkish national oil company) and Stratic Energy Corporation (Stratic) in the South Akcakoca Sub-basin (SASB) project, located offshore Turkey in the Black Sea.

In the SASB project, the “Prometheus” jack-up rig recently completed drilling the Kuzey Akkaya-1 well and has been moved to commence installation of the Akkaya production tripod. The Kuzey Akkaya-1 well, which was located on a small stratigraphic prospect to the north of the Akkaya discovery, found well-developed sands in the target Kusuri formation but did not encounter any hydrocarbons.

After completing the installation of the tripod at the Akkaya location, the Prometheus will drill one more development well on the Dogu Ayazli structure and will then install and tie back two additional production tripods on the Dogu Ayazli and Ayazli structures. The “Saturn” jack-up rig, which was previously on the Akkaya location, has been released after completing its drilling program and is being deployed to work for another operator in the Black Sea.

Current development plans for the SASB project call for eight wells to go on production in the first phase of development. The eight wells include two wells on the Ayazli structure, three wells on the Dogu Ayazli structure, and three wells on the Akkaya structure. Successful wells drilled in the Ayazli and Bayhanli structures will be tied into the production system at a later date. First production is expected in the fourth quarter of this year at an initial rate of between 60 to 70 million cubic feet of gas per day.

Upon completion of the SASB work program described above, the Prometheus will move to the TPAO-operated sector of the joint venture area that is located to the northeast of the SASB project and drill up to three exploration wells. A high-resolution 2-D seismic survey was conducted in late 2005 and early 2006 to delineate the prospects in this acreage. Toreador and Stratic hold the same working interest in the TPAO-operated exploration acreage as they do in the SASB project area, 36.75% and 12.25% respectively. It is anticipated that drilling will start in the fourth quarter of this year.

In the acreage to the west of the SASB project, a 2-D seismic survey is planned to determine if the trend of gas-bearing sands found in the project area extends onto the adjoining acreage. Data acquisition is anticipated to start before the end of the year. There are

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approximately one and one-half blocks to the west of the SASB that are included the joint venture exploration permit area.

The “Southern Cross” semi-submersible rig, which is currently drilling in the Mediterranean, is expected to commence operations in the SASB by mid-October, depending on when it is released by its current operator. The rig will drill up to three wells on the Akcakoca trend in the SASB project area, including a well which will twin the Akcakoca gas discovery drilled in 1975. Toreador will be the operator for the three wells. If successful, the wells in the Akcakoca trend will be put on production in the second phase of development which is scheduled for completion during the first half of 2007.

In Toreador’s Thrace Black Sea permits, preliminary geological and geophysical work has been completed and the company is planning an approximately 1,000 kilometer 2-D seismic program beginning in September. The program will delineate prospects for a drilling program which is expected to commence in 2007. The Thrace Black Sea permits encompass seven blocks totaling approximately 800,000 acres in Turkish coastal waters starting at the Bulgarian border and continuing past the Bosporus. Toreador has a 50% interest in the permits and is the operator. HEMA, a Turkish industrial conglomerate, will earn the remaining 50% interest in the permits by paying for the first $1.5 million in exploration expenditures.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its

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future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net